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                                                                EXHIBIT 99(B)






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        WOLTERS KLUWER U.S. CORPORATION,

                              LL ACQUISITION CORP.,

                                       AND

                                LOISLAW.COM, INC.











                                December 19, 2000




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                                TABLE OF CONTENTS


                                    ARTICLE I

THE OFFER AND MERGER.........................................................1
  1.1 The Offer..............................................................1
  1.2 Company Actions........................................................3
  1.3 Directors..............................................................4
  1.4 The Merger.............................................................5
  1.5 Effective Time.........................................................6
  1.6 Closing................................................................6
  1.7 Certificate of Incorporation of the Surviving Corporation..............6
  1.8 By-Laws of the Surviving Corporation...................................6
  1.9 Directors and Officers of the Surviving Corporation....................6
  1.10  Stockholders' Meeting................................................6
  1.11  Merger Without Meeting of Stockholders...............................7


                                   ARTICLE II

CONVERSION OF SECURITIES.....................................................8
  2.1 Conversion of Capital Stock............................................8
  2.2 Dissenting Shares......................................................9
  2.3 Exchange of Certificates...............................................9


                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................11
  3.1 Corporate Organization and Qualification..............................11
  3.2 Capitalization........................................................11
  3.3 Authority Relative to This Agreement..................................11
  3.4 Consents and Approvals; No Violation..................................12
  3.5 SEC Reports; Financial Statements.....................................12
  3.6 Absence of Certain Changes or Events..................................13
  3.7 Litigation............................................................13
  3.8 Taxes.................................................................13
  3.9 Employee Benefit Plans; Labor Matters.................................14
  3.10  Environmental Laws and Regulations..................................16
  3.11  Intellectual Property; Technology...................................16
  3.12  Real Property.......................................................18
  3.13  Material Contracts..................................................18
  3.14  Compliance with Applicable Laws.....................................19
  3.15  Insurance...........................................................19

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  3.16  Approvals; Antitakeover Provisions..................................19
  3.17  Voting Requirements.................................................20
  3.18  Brokers and Finders.................................................20
  3.19  Opinion of Financial Advisor........................................20
  3.20  Information Supplied................................................20


                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......................20
  4.1 Corporate Organization and Qualification..............................21
  4.2 Authority Relative to This Agreement..................................21
  4.3 Consents and Approvals; No Violation..................................21
  4.4 Interim Operations of Purchaser.......................................22
  4.5 Sufficient Funds......................................................22
  4.6 Share Ownership.......................................................22
  4.7 Information Supplied..................................................22
  4.8 Brokers and Finders...................................................22


                                    ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS.........................................23
  5.1 Interim Operations of the Company.....................................23
  5.2 Alternative Proposals.................................................25
  5.3 Certain Filings.......................................................26
  5.4 Satisfaction of Conditions; Receipt of Necessary Approvals............26
  5.5 Access to Information.................................................26
  5.6 Publicity.............................................................27
  5.7 Directors' and Officers' Insurance and Indemnification................27
  5.8 Employees; Continuation of Benefits...................................28
  5.9 Certain Filings.......................................................28
  5.10  Further Assurances..................................................29


                                   ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER....................................29
  6.1 Conditions to Each Party's Obligation to Effect Merger................29


                                   ARTICLE VII

TERMINATION.................................................................30
  7.1 Termination...........................................................30

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  7.2 Effect of Termination.................................................32


                                  ARTICLE VIII

MISCELLANEOUS AND GENERAL...................................................33
  8.1 Payment of Expenses and Other Payments................................33
  8.2 Survival of Representations and Warranties; Survival of
      Confidentiality Agreement.............................................33
  8.3 Modification or Amendment.............................................33
  8.4 Waiver of Conditions..................................................33
  8.5 Counterparts..........................................................33
  8.6 Governing Law.........................................................34
  8.7 Notices...............................................................34
  8.8 Entire Agreement; Assignment..........................................35
  8.9 Parties in Interest...................................................35
  8.10  Certain Definitions.................................................35
  8.11  Validity............................................................36
  8.12  Interpretation......................................................36
  8.13  Captions............................................................37
  8.14  Specific Performance................................................37
  8.15  Schedules...........................................................37
  8.16  Obligation of Parent................................................37
  8.17  Joint and Several Liability.........................................37

ANNEX A; CONDITIONS TO THE OFFER                                           A-1


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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 19, 2000, by and among Wolters Kluwer U.S. Corporation, a Delaware corporation ("Parent"), LL Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Loislaw.com, Inc., a Delaware corporation (the "Company").

                                    RECITALS

            WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of their respective stockholders and approved this Agreement and the transactions contemplated hereby;

            WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by the stock option and tender agreement (the "Stock Option and Tender Agreement") to be executed and delivered by Parent, Purchaser and the Stockholders named therein; and

            WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and in consideration of the execution and delivery by Parent, Purchaser and the Stockholders named therein of the Stock Option and Tender Agreement, Parent, Purchaser and the Company hereby agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

      1.1   THE OFFER.

            (a) As promptly as practicable (but in any event no later than the tenth (10th) business day after the initial public announcement of the execution of this Agreement by Parent and the Company) Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all shares of the issued and outstanding Common Stock, par value $.001 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company, at a purchase price per Share of $4.3545 net to the seller in cash (such price per Share, or such higher price per Share, if any, as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the

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Offer, that number of Shares which, together with the Shares beneficially owned by Parent or Purchaser, represent at least two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to amend any of the terms and conditions of the Offer; provided that without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof) Purchaser shall not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Annex A hereto, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or, except as provided below in this Section 1.1(a), extend the expiration date of the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of the Offer conditions as of any expiration date, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so by applicable law. Notwithstanding the foregoing, Purchaser shall be entitled to extend the Offer, without the consent of the Company, if at the initial expiration of the Offer, which will be 20 business days following commencement of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived, and at the Company's request, Purchaser shall extend the Offer from time to time, until June 19, 2001 if at the then scheduled expiration date all of the Offer conditions have not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to this Section 1.1(a) shall not, without the written consent of the Company, exceed the number of days that Purchaser reasonably believes will be necessary so that the Offer conditions will be satisfied. In addition, Purchaser may, without the consent of the Company, extend any then scheduled expiration date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or for any period required by applicable law. If the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but fewer than 90% of the Shares have been validly tendered and not withdrawn as of any expiration date, Purchaser shall accept and purchase all of the Shares tendered in the initial offer period and may provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Exchange Act) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"), which subsequent offering period shall not exceed 20 business days. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

            (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto,


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the "Schedule TO"). The Schedule TO will include, as exhibits, the Offer to
Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO and the Offer Documents before they are filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

      1.2   COMPANY ACTIONS.

            (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), (ii) unanimously determined that as of the date hereof the Transactions are fair to and in the best interests of the Company's stockholders and (iii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger; PROVIDED, HOWEVER, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors of the Company, after consultation with its legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote their Shares in favor of the Merger.

            (b) As promptly as practicable following the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the


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"Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendations referred to in Section 1.2(a) hereof. The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9. Parent and Purchaser represent that the information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 shall not, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing with any comments, or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

            (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Parent and Purchaser mailing labels, security position listings and any available listing or computer file(s) containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

      1.3   DIRECTORS.

            (a) Promptly upon the purchase of and payment by Purchaser for Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up


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to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates (as defined in Rule 12b-2 under the Exchange
Act) bears to the total number of shares of Company Common Stock then outstanding. The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors and to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. The Company will take all action necessary to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors on each committee of the Board, to the extent permitted by the National Association of Securities Dealers (the "NASD") rules. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two (2) directors that are directors of the Company on the date hereof (the "Company Designees"), and Parent and Purchaser shall not vote their shares of Company Common Stock, or take any action, in each case inconsistent with this provision; PROVIDED, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors.

            (b) The Company's obligations under Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-l in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-l as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-l.

            (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder, any other action by the Company hereunder that would adversely affect the rights of the stockholders of the Company or the holders of Options (as defined in Section 2.1(d)) with respect to the transactions contemplated hereby may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; PROVIDED, that if there shall be no such directors, Parent shall cause to be elected to the Board of Directors of the Company two persons who shall not be stockholders, affiliates or associates of Parent or Purchaser and none of the foregoing may be effected without their consent.

      1.4 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") pursuant


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to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

      1.5 EFFECTIVE TIME. Parent, Purchaser and the Company will cause a Certificate of Merger, or if applicable, a Certificate of Ownership and Merger (each, the "Certificate of Merger"), to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

      1.6 CLOSING. The closing of the Merger (the "Closing") shall take place
(a) at the offices of Parent, 161North Clark Street, 48th Floor, Chicago, Illinois 60601 as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof or (b) at such other place, time and date as Parent and the Company may agree.

      1.7 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

      1.8 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

      1.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

      1.10  STOCKHOLDERS' MEETING.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law;


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                  (i) duly call, give notice of, convene and hold a special
      meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and shall obtain and furnish the information required by the SEC to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders; and

                  (iii) subject to the fiduciary obligations of the Board under applicable law as determined by the Board of Directors of the Company after consultation with its legal counsel, include in the Proxy Statement the recommendation of such Board that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

            (b) Parent agrees that it will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

            (c) The Company represents that the Proxy Statement (or any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser in writing for inclusion in the Proxy Statement. If at any time prior to the Effective Time any event with respect to the Company should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act.

      1.11 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding Section 1.10 hereof, in the event that Parent, Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the Shares, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


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                                   ARTICLE II

                            CONVERSION OF SECURITIES

      2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock"):

            (a) PURCHASER COMMON STOCK. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) EXCHANGE OF SHARES. Each share of Company Common Stock issued and outstanding (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined in Section 2.2 below)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.3. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

            (d) STOCK OPTIONS. As of the Effective Time, each outstanding stock option (an "Option" and, collectively, the "Options") granted under the Loislaw.com, Inc. 1996 Stock Plan, the 1999 Nonqualified Stock Option Plan for Nonemployee Directors and the Loislaw.com, Inc. 2000 Stock Option Plan (collectively, the "Option Plans"), whether or not then vested or exercisable, shall be converted into the right to receive from the Company an amount of cash equal to the product of (i) the number of shares of Company Common Stock subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such option (the "Option Consideration"). Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of an Option that (i) all Options shall be canceled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all Options held by such holder effective as of the Effective Time ("Cancellation Instrument"), the Company shall pay such holder, promptly following the Effective Time, the

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Option Consideration for all Options held by such holder. The Board or any committee thereof responsible for the administration of the Option Plans shall take any and all action necessary to effectuate the matters described in this
Section 2.1(d) on or before the Effective Time. Section 3.2 sets forth the number of shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. Any amounts payable pursuant to this Section 2.1(d) shall be subject to any required withholding of taxes and shall be paid without interest. Parent agrees to provide the Company with sufficient funds to permit the Company to satisfy its obligations under this Section 2.1.

      2.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      2.3   EXCHANGE OF CERTIFICATES.

            (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds as needed for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Parent shall pay all charges and expenses of the Paying Agent.

            (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time but in no event more than three (3) business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the

Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and the Paying Agent shall promptly pay such person the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.3.

            (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) TERMINATION OF FUND LIABILITY. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) LOST OR STOLEN CERTIFICATES. If any Certificate shall have been lost, stolen, mislaid or destroyed then upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity, as Parent or the Paying Agent may reasonably require, and (iii) any other documentation to evidence and effect the bona fide exchange thereof, the Merger Consideration with respect to the shares of Company Common Stock represented by such Certificate may be paid. Each such lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 2.3(e) shall forthwith be deemed surrendered and cancelled.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      The Company represents and warrants to Parent and Purchaser that:

      3.1 CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as defined in Section 8.10). The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws, each as in effect as of the date hereof. The Company has no Subsidiaries.

      3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 60,000,000 shares, of which 50,000,000 are shares of Company Common Stock and 10,000,000 are shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date hereof, 21,409,293 Shares are issued and outstanding (which includes 164,444 Shares held in treasury) and no shares of Preferred Stock are issued and outstanding. 1,294,674 Shares are reserved for issuance pursuant to outstanding warrants to purchase shares of Company Common Stock ("Warrants") and Options and 19,566 Shares are reserved for issuance as part of the Company's Employee Stock Purchase Plan. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on SCHEDULE 3.2, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company. SCHEDULE 3.2 also sets forth the exercise price with respect to all outstanding Options and Warrants. Except as set forth on SCHEDULE 3.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

      3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this

Agreement by the holders of two-thirds of the outstanding Shares in accordance with the Certificate of Incorporation of the Company and the DGCL, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding Shares in accordance with the Certificate of Incorporation of the Company and the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company, (b) except as set forth on SCHEDULE 3.4(b), require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, all of which states are set forth on Schedule 3.4(b)(iii), (iv) as may be required by any applicable state corporation, securities or "blue sky" laws or state takeover laws or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect, (c) except as set forth on SCHEDULE 3.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse or time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which it or its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or liens or other charges or encumbrances) as to which requisite waivers or consents have been obtained or which would not have a Company Material Adverse Effect, or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 3.4 are duly and timely obtained or made and the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation in effect as of the date of this Agreement and applicable to the Company or any of its assets, except for violations which would not have a Company Material Adverse Effect.

      3.5   SEC REPORTS; FINANCIAL STATEMENTS.

            (a) The Company has filed all reports required to be filed by it with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The balance sheets and the related statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            (c) Except as set forth in the Company SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

      3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date of this Agreement, except as set forth on SCHEDULE 3.6 or as a consequence of, or as contemplated by, this Agreement, since December 31, 1999, (a) the business of the Company has been carried on only in the ordinary and usual course, and other than in the ordinary course of business, there has not occurred any change (other than a change affecting the Company's industry generally) which has resulted or is reasonably likely to result in a Company Material Adverse Effect and (b) the Company has not taken or omitted to take any action, nor has any event occurred, which (if taken, omitted or occurring after the date hereof) would constitute a breach of Section 5.1 of this Agreement.

      3.7   LITIGATION. As of the date of this Agreement, except as set forth on
SCHEDULE 3.7 or in the Company SEC Reports, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to result in a Company Material Adverse Effect.

      3.8   TAXES.

            (a) The Company has filed (or has obtained extensions to file) all Tax Returns (as defined below) required to be filed by the Company for taxable periods ending on or prior to the date of this Agreement, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect. Such Tax Returns are true, correct and complete in all material respects.

            (b) All Taxes (as defined below) shown on such Tax Returns have been paid in full or adequate provision has been made to reflect such items on the Company's balance sheet (in accordance with GAAP).

            (c) There are no material liens for Taxes upon the assets of the Company except for statutory liens for current Taxes not yet due.

            (d) Except as described on SCHEDULE 3.8(d), as of the date of this Agreement there are no ongoing Audits (as defined below) of the Company and the Company has not been notified, formally or informally, by any Tax Authority (as defined below), nor is the Company otherwise aware, that any such Audit is contemplated, threatened or pending. Except as described on SCHEDULE 3.8(d), no information regarding any Tax matter has been requested by any Tax Authority and no issue has been raised or is currently pending by any Tax Authority in connection with any of the Tax Returns of the Company.

            (e) There are no claims, investigations, actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company by any Tax Authority for any past due Taxes with respect to which the Company would be liable. There has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company.

            (f) For the purpose of this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns, (ii) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign authority responsible for the administration of any Taxes, and (iv) "Tax Return" shall mean any return, declaration, report, information return or other document (including any related or supporting information) with respect to Taxes.

      3.9   EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

            (a) Schedule 3.9 sets forth a true and complete list of all collective bargaining agreements, employment, consulting, severance, deferred compensation and non-competition agreements, executive compensation plans, stock purchase, stock award and stock option plans and agreements, restricted stock awards, bonus and incentive plans, directors fee arrangements, both tax qualified and non-qualified and statutory and non-statutory employee pension plans, employee profit sharing plans, 401(k) savings plans, multiemployer plans, employee welfare plans, group life insurance, hospitalization insurance and other similar plans or arrangements (either written or oral but only to the extent an oral plan provides material benefits) providing for benefits to any employees, consultants or directors of the Company or affiliates of the Company. With respect to the employee benefit plans, stock option plans, restricted stock award programs and other programs and arrangements maintained or contributed to by the Company (the "Company Plans"), except as specifically set forth on
SCHEDULE 3.9: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan, (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) the Company has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any liability. Except as set forth on SCHEDULE 3.9, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

            (b) The Company is not subject to any collective bargaining or other labor union contracts applicable to persons employed by the Company as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened in writing labor dispute, strike or work stoppage against the Company which may interfere with the respective business activities of the Company.

            (c) As of the date of this Agreement, there are no more than (i) 1,261,618 options issued and outstanding under the Company's Option Plans and
(ii) 33,056 Shares reserved for issuance upon exercise of the Warrants. No options have been issued to employees or directors of the Company since December 5, 2000. There are no restricted stock awards which have been issued by the Company that are currently outstanding.

            (d) Except as disclosed on SCHEDULE 3.9(d), the consummation of the transactions contemplated by this Agreement will not give rise to an obligation on behalf of the Company to make severance or change of control payments to any individuals, except such as may arise from actions of the Company taken at the direction of Parent following the Effective Time.

            (e) No payments made to any individual by the Company as a result of the consummation of the transactions contemplated by this Agreement would be non-deductible under either Section 162(m) of the Code or Section 280G of the Code.

            (f) The Company has not taken any action or failed to take any action which would result in the imposition of a material excise tax on the Company pursuant to Sections 4975, 4980B and 4999 of the Code.

      3.10 ENVIRONMENTAL LAWS AND REGULATIONS. As of the date of this Agreement, except as set forth on Schedule 3.10, (i) the Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Company Material Adverse Effect; (ii) the Company (a) has not received written notice of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") or (b) to the knowledge of the Company, is not subject to any Environmental Claim which is reasonably likely to have a Company Material Adverse Effect; (iii) there has not been a Release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any predecessor in interest, except where such Release would not have a Company Material Adverse Effect; (iv) to the knowledge of the Company, there has not been a Release of Hazardous Materials at any disposal or treatment facility that received Hazardous Materials generated by the Company or a predecessor in interest. For purposes of this Section, "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials. The term "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

      3.11 INTELLECTUAL PROPERTY; TECHNOLOGY. (a) SCHEDULE 3.11(a) contains a true, correct and complete list of all material Intellectual Property (as defined below), including without limitation, applications, filings and registrations with or in any governmental, judicial or regulatory agency, foreign or domestic, having jurisdiction over such subject matter. All such applications, filings and registrations have been duly filed, and those registrations which have issued are validly existing and in full force and effect. With respect to all U.S. registered service and trademarks, Section 8 and 15 declarations, where applicable, have been timely filed and accepted. No service or trademarks listed on SCHEDULE 3.11(a) have been abandoned.

            (b) Except as specifically set forth on SCHEDULE 3.11(b), the Company has good and marketable title to all Intellectual Property and Technology (as defined below), free and clear of all liens, claims, security interests, restrictions, encumbrances or rights of third parties and without payment of any royalties, license fees or other amounts.

            (c) Except as specifically set forth on SCHEDULE 3.11(c), there are no licenses, agreements, obligations or other commitments by which the Company may be bound from or with third parties under which the Company uses, has the right to use or exercises any rights with respect to any Intellectual Property or Technology.

            (d) Except as specifically set forth on SCHEDULE 3.11(d), the Company has not received (nor does the Company have any knowledge of) any notice, claim or allegation from any other party challenging the right of the Company to use, possess, transfer, convey or otherwise dispose of any Intellectual Property or Technology, and there is no interference, opposition, cancellation, reexamination or other contest proceeding, action, claim, dispute or claim of infringement, misappropriation or other violation of any intellectual property or other proprietary rights of any other party. The Company's use of the Intellectual Property and Technology has not and does not violate or infringe upon the rights of any other party or constitute a breach of any agreement, obligation, promise or commitment by which the Company may be bound or constitute a violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction, except for any such violation, infringement or breach that would not have a Company Material Adverse Effect.

            (e) Except as set forth on SCHEDULE 3.11(e) and for user licenses granted in the ordinary course of business, no licenses or other rights have been granted and the Company does not have any obligation to grant licenses with respect to any Intellectual Property or Technology; no claims have been made by or against the Company of any violation or infringement by others of any rights with respect to any Intellectual Property or Technology; and the Company is not aware of any such claim which the Company may have the right or a reasonable basis to make or assert.

            (f) The Intellectual Property and Technology includes all rights and interests necessary to conduct the business of the Company as it is currently conducted and as proposed to be conducted, and such rights and interests will not be adversely affected in any way by the execution and delivery of this Agreement by the Company, the Closing or the consummation of any of the transactions contemplated hereby.

            (g) All statements and representations made by the Company in any pending Intellectual Property applications, filings and registrations were true in all material respects as of the time they were made.

            (h) All documentation, specifications, designs and other informational materials which describe the operation, functions and technical characteristics applicable to the Intellectual Property and Technology are true and complete in all material respects and faithfully and accurately reflect the Intellectual Property and Technology to which same relate.

            (i) The Company has taken all actions reasonably necessary to ensure that (I) there are no protections, encryption, security or lock-out devices, whether triggered by the passage of time, the use or operation of the Intellectual Property and Technology, remotely or otherwise which might in any way interrupt, discontinue or otherwise adversely affect the

Intellectual Property and Technology or Purchaser's use thereof; and (II) there are no so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of Purchaser, interfere with the operation or use of the Intellectual Property and Technology.

            (j) For purposes of this Agreement, "Intellectual Property" shall mean all intellectual property rights, common law, statutory or otherwise, domestic and foreign, including, without limitation, patents (including all reissues, divisions, continuations and extensions), service marks, trademarks, tradenames, brand, product and service names, and all logos and distinctive identifications of the Company, its products and services, copyrights, all applications for any and all of the foregoing, licenses and other contractual rights and other such property and intangible rights owned, used or held for use by the Company, together with the goodwill of the business of the Company in connection with all of the foregoing.

            (k) For purposes of this Agreement, "Technology" shall mean all formulae, algorithms, processes, procedures, designs, ideas, strategic and other business plans, research records, inventions and all records of the foregoing, test, engineering and technical data, know-how, proprietary information and methodologies, trade secrets, technology, communications and associated peripheral devices and resources, computer software, programs and code, both object and source, in whatever form and media, all databases, specifications and other information processing tangible and intangible items, owned, used or held for use by the Company.

      3.12 REAL PROPERTY. The Company does not own any real property. Each of the leases for real property to which the Company is a party (the "Leases") and all amendments, modifications and/or extensions thereto are listed on SCHEDULE
3.12 hereto. SCHEDULE 3.12 hereto also lists, with respect to each Lease, the name of the tenant(s), landlord(s), whether the Lease is a lease or a sublease, the current expiration dates and remaining options to extend the Leases, and the minimum monthly rent and additional rent under the Leases. With respect to the Leases, (i) the Leases are in full force and effect, are unmodified (other than as listed on SCHEDULE 3.12 hereto) and are binding and enforceable in accordance with their terms; (ii) all rental and other charges payable pursuant to the terms and conditions of the Leases have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by the lessors thereunder of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of the Leases; (iv) there are no defaults by the Company of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of the Leases; (v) there are no actions or proceedings pending or to the best of the Company's knowledge, threatened, by any lessor under the Leases; (vi) the consummation of the Offer and the Merger will not constitute a prohibited transfer or assignment under any of the Leases; and
(vii) there are no material defaults by any of the respective lessors of any agreement, covenant or condition on the part of the lessor to be performed or observed pursuant to the terms of the Leases.

      3.13 MATERIAL CONTRACTS. The contracts of the Company identified in the Company SEC Reports (and included as exhibits to the Company SEC Reports), together with the contracts listed on SCHEDULE 3.13, constitute all of the material contracts of the Company that are of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company. Except as set forth on SCHEDULE 3.13, (i) all such material contracts constitute valid and binding agreements of the Company and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with their respective terms, (ii) with respect to such material contracts there are no existing material defaults by the Company and, to the knowledge of the Company, of any other party thereto, and there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Company or, to the knowledge of the Company, by any other party thereto, under such material contracts, (iii) the Company is not restricted by agreement from carrying on in any geographical location the business of the Company as conducted on the date of this Agreement, and (iv) there are no negotiations pending or in process to revise any such material contract.

      3.14 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on SCHEDULE 3.14, since January 1, 1998, the Company has not violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any governmental entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The conduct of the business of the Company is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      3.15 INSURANCE. SCHEDULE 3.15 identifies all insurance policies maintained by the Company. The Company has obtained and maintained in full force and effect insurance with such insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or any properties owned, occupied or controlled by the Company, in such amount as reasonably deemed necessary by the Company.

      3.16 APPROVALS; ANTITAKEOVER PROVISIONS. The Board of Directors of the Company has approved this Agreement and the Stock Option and Tender Agreement for all purposes under Section 203 of the DGCL, and the Company has heretofore furnished to Parent a true and correct copy of resolutions duly adopted by the unanimous vote of such Board on December 18, 2000 and such resolutions are in full force and effect on the date hereof. Such action is the only action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger Agreement or any of the transactions contemplated hereby or thereby.

      3.17 VOTING REQUIREMENTS. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

      3.18 BROKERS AND FINDERS. Other than U.S. Bancorp Piper Jaffray, which has been retained by the Company's Board of Directors, the Company has not employed any investment banker, broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      3.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors has received the opinion of U.S. Bancorp Piper Jaffray dated December 18, 2000, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

      3.20 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Special Meeting, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur which is required to be described in a supplement to (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, or (iv) the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and to Parent. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                  AND PURCHASER

      Each of Parent and Purchaser represents and warrants jointly and severally to the Company that:

      4.1 CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Parent Material Adverse Effect (as defined in Section 8.10).

      4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      4.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of Parent or Purchaser; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or Purchaser is authorized to do business, (iv) as may be required by any applicable state corporation, securities or "blue sky" laws or state takeover laws, (v) informational filings with the Bureau of Economic Analysis of the United States Department of Commerce or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Parent Material Adverse Effect; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or liens or other charges or encumbrances) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Parent Material Adverse Effect; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 4.3 are duly and
timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not have a Parent Material Adverse Effect.

      4.4 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

      4.5 SUFFICIENT FUNDS. Either Parent or Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase, in accordance with the terms hereof, all of the Shares outstanding on a fully diluted basis and to pay all fees, expenses and payments related to the Transactions.

      4.6 SHARE OWNERSHIP. None of Parent and Purchaser nor any of their respective "affiliates" or Associates (as defined in Rule 12b-2 under the Exchange Act) beneficially own any Shares.

      4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or the Schedule 14D-9 will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or any of its Subsidiaries should occur which is required to be described in a supplement to the Offer Documents, the Proxy Statement or the Schedule l4D-9, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. With respect to information relating to Parent or Purchaser, the Offer Documents and the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      4.8 BROKERS AND FINDERS. Other than Merrill Lynch & Co., whose fees will be paid by Parent, Parent and Purchaser have not employed any investment banker, broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

      5.1 INTERIM OPERATIONS OF THE COMPANY. Except as set forth on Schedule 5.1, during the period from the date of this Agreement to the time the directors of Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice and seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth on SCHEDULE 5.1, the Company will not, prior to the Effective Time, without the prior written consent of Parent:

                  (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof, other than issuances of shares of Company Common Stock upon exercise of Options or Warrants outstanding as of the date of this Agreement;

                  (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

                  (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such;

                  (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                  (v) adopt any amendments to its Certificate of Incorporation or By-laws or alter through reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

                  (vi) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities (other than the Merger), in each case other than in the ordinary course of business consistent with past practice;

                  (vii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Liens incurred in connection with any loans from Parent or one of its affiliates) or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice;

                  (viii) (A) incur any indebtedness for borrowed money (other than loans from Parent or one of its affiliates) or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or
      (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company;

                  (ix) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

                  (x) make any material tax election or settle or compromise any material income tax liability;

                  (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company is a party;

                  (xii) except in the ordinary course of business, modify, amend or terminate any contract or agreement to which the Company is a party, or waive, release or assign any rights or claims;

                  (xiii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans"), other than arrangements or understandings adopted, entered into, terminated or amended in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B) above, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; or

                  (xiv) (A) take, or agree or commit to take, any action that would make any representation or warranty of the Company hereunder inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (B) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (C) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in
      Article VI not being satisfied, except that such action shall be permitted if it is consistent with the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; or

                  (xv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      5.2 ALTERNATIVE PROPOSALS. Subject to the last sentence of this Section 5.2, from and after the date hereof and prior to the Effective Time, the Company
(a) will not, nor shall it authorize or permit its officers, directors, employees, representatives and agents to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined in Section 8.10) or engage in any negotiations or enter into any agreement or provide any confidential information or data to any person in connection with or relating to any Alternative Proposal; (b) will immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Alternative Proposal; and (c) will notify Parent as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations and/or discussions are sought to be initiated or continued with, the Company. Notwithstanding the foregoing, nothing in this
Section 5.2 shall require the Board of Directors of the Company on behalf of the Company to act, with respect to unsolicited Alternative Proposals, in any manner which, in the opinion of the Board of Directors of the Company after consultation with its counsel, could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law or to refrain from taking any action that could reasonably be deemed to be required by such fiduciary duties.

      5.3 CERTAIN FILINGS. The Company and Purchaser shall reasonably cooperate with one another (a) in connection with the preparation of the Proxy Statement and the Schedule 14D-9, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 14D-9 and seeking timely to obtain any such actions, consents, approvals or waivers.

      5.4   SATISFACTION OF CONDITIONS; RECEIPT OF NECESSARY APPROVALS.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) promptly effect all necessary registrations, submissions and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) use reasonable efforts to secure federal antitrust clearance (including taking steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority), (iii) use reasonable efforts to take all other action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (iv) use reasonable efforts to obtain all other necessary or appropriate waivers, consents and approvals (including but not limited to such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or Parent or any of its Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Company. Parent represents and warrants to the Company that Parent's affiliates have full power and authority to effect the transactions contemplated by this Section 5.4.

            (b) Notwithstanding the foregoing, the Company shall not be obligated to use reasonable efforts or take any action pursuant to this Section
5.4 if in the opinion of the Board of Directors after consultation with its counsel such actions could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

      5.5 ACCESS TO INFORMATION. To the extent permitted by applicable law, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and cause to be held, any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of June 6, 2000 (the "Confidentiality Agreement").

      5.6 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law (as determined on the basis of advice of counsel), the rules and regulations of any national securities exchange or over the counter market or by any listing agreement with a national securities exchange.

      5.7   DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

            (a) From and after the consummation of the Offer, Parent shall, and shall cause the Company (or, if after the Effective Time, the Surviving Corporation) to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Company Indemnified Party") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is or was a director or officer of the Company, and to the extent that any such Claim pertains to any matter or fact arising out of any act or omission prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof identified on SCHEDULE 5.7, or otherwise as permitted by contracts identified on SCHEDULE 5.7, including provisions relating to advancement of expenses incurred in the defense of any action or suit, notwithstanding any modification or termination of any such law, Certificate of Incorporation, By-laws or contracts after the date of this Agreement. Without limiting the foregoing, in the event any Company Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Company Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Company Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Company Indemnified Party is not entitled thereto.

            (b) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of a Company Indemnified Party as provided in the Company's Certificate of Incorporation and By-laws or any indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; PROVIDED, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; PROVIDED FURTHER, that nothing in this
Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company.

            (c) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than six years after the Effective Time policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to matters occurring at or prior to the Effective Time (including without limitation, the transactions contemplated by this Agreement) providing substantially the same coverage and containing terms and conditions which are no less advantageous, in any material respect, to those currently maintained by the Company for the benefit of the Company's present or former directors, officers, employees or agents covered by such insurance policies prior to the Effective Time (the "Indemnified Parties").

            (d) In the event Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and Purchaser assume the obligations set forth in this Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

      5.8 EMPLOYEES; CONTINUATION OF BENEFITS. (a) Following the Effective Time, the Surviving Corporation will provide pension, health and welfare benefits (other than stock option, stock purchase or similar plans) to employees of the Company who continue their employment after the Effective Time (each, a "Continuing Employee") on terms which are generally no less favorable to such Continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time.

            (b) If at any time Parent shall make a determination that any Continuing Employee is eligible to participate in any of Parent's benefit plans after the Effective Time, then, for purposes of eligibility and vesting with respect to any such plans, Parent will cause the Surviving Corporation to recognize the service of the Continuing Employees through the Effective Time as if such service had been performed with Parent.

      5.9 CERTAIN FILINGS. The Company and Purchaser shall reasonably cooperate with one another (a) in connection with the preparation of the Proxy Statement and the Schedule 14D-9, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 14D-9 and seeking timely to obtain any such actions, consents, approvals or waivers.

      5.10 FURTHER ASSURANCES. Upon the terms and subject to the conditions herein provided and subject to the fiduciary duties of the Board of Directors of the Company, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) STOCKHOLDER APPROVAL. If required by applicable law in order to consummate the Merger, this Agreement shall have been duly approved by the stockholders of the Company entitled to vote with respect thereto in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company; PROVIDED, that Parent and Purchaser shall vote (or cause to be voted, if applicable) all shares of Company Common Stock then owned or controlled by them, directly or indirectly, in favor of the Merger.

            (b) INJUNCTION. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation; PROVIDED, HOWEVER, that, subject to the terms and provisions herein provided (including but not limited to Section 5.4 of this Agreement), prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

            (c) GOVERNMENTAL FILINGS AND CONSENTS. Subject to the terms and provisions herein provided (including but not limited to Section 5.4 hereof), all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, other than consents, orders or approvals which would not reasonably be expected to have a Company Material Adverse Effect or which would prohibit or which would materially limit or materially restrict the consummation of the transactions contemplated herein or the ownership or operations of the business of the Surviving Corporation, and the waiting periods under the HSR Act and under antitrust laws of applicable jurisdictions outside the United States shall have expired or been terminated.

            (d) PURCHASE OF SHARES IN OFFER. Purchaser shall have purchased Shares pursuant to the Offer.



                                   ARTICLE VII

                                   TERMINATION

      7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

            (a)   By the mutual consent of Parent, Purchaser and the Company.

            (b)   By either the Company or Parent:

                  (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to six (6) months from the execution of this Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                  (ii) if any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

            (c)   By the Board of Directors of the Company:

                  (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, (a) the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into a definitive agreement or an agreement in principle with respect to any Alternative Proposal that the Board of Directors determines, in good faith after consultation with its financial advisors, is a Superior Proposal (as defined in Section 8.10); (b) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended a Superior Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to a

      Superior Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (c) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or any affiliate thereof) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (d) any representation or warranty made by Parent or Purchaser in this Agreement shall not have been true and correct in all material respects when made, or Parent or Purchaser shall have failed to observe or perform in any material respect any of its material obligations under this Agreement, PROVIDED that prior to exercising such right of termination, the Company shall give prompt written notice to Parent of such misrepresentation or breach of warranty or failure to observe or perform; PROVIDED, FURTHER, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period); or

                  (ii) if Parent or Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in material breach of this Agreement; or

                  (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to ten (10) business days following the date of the initial public announcement of the Offer or shall have failed to pay for the Shares in accordance with the Offer; PROVIDED, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement; or

                  (iv) if, at any time after April 19, 2001, upon request made by the Company in accordance with the terms of that certain Grid Promissory Demand Note dated the date hereof made by the Company in favor of Parent (the "Note"), Parent fails to make an advance to the Company as required in accordance with the terms of the Note; PROVIDED, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

            (d)   By Parent or Purchaser:

                  (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the

      Offer promptly following the date of the initial public announcement of the Offer but in any event on or prior to the tenth (10th) business day following the initial public announcement of the Offer; provided that neither Parent nor Purchaser may terminate this Agreement pursuant to this
      Section 7.1(d)(i) if Parent or Purchaser is in material breach of this Agreement; or

                  (ii) prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (a) the Company shall have received any Alternative Proposal which the Board of Directors of the Company has determined to designate as a Superior Proposal; (b) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Alternative Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Alternative Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (c) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or any affiliate thereof) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (d) any representation or warranty made by the Company in this Agreement shall not have been true and correct in all material respects when made and shall have resulted in, or is reasonably likely to result in, a Company Material Adverse Effect, or the Company shall have failed to observe or perform in any material respect any of its material obligations under this Agreement; provided that prior to exercising such right of termination, Parent and Purchaser shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that Parent and Purchaser shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period).

      7.2 EFFECT OF TERMINATION. To effect the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, representatives, agents, advisors or stockholders other than the obligations pursuant to this Section 7.2, except that the agreements contained in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8,7, 8.8, 8.11, 8.12, 8.13, 8.16, 8.17 and
the last sentence of Section 5.5 shall survive the termination hereof, PROVIDED, HOWEVER, that if this Agreement is terminated by the Board of Directors of the

Company pursuant to clauses (i)(a) or (b) of Section 7.1(c) hereof or by Parent or Purchaser pursuant to clauses (ii)(a) or (b) of Section 7.1(d) hereof, then immediately following such termination the Company must promptly pay to Parent a cash termination fee of $3,500,000 in full satisfaction of the obligations of the Company under this Agreement. Nothing contained in this Section 7.2 shall relieve any party from liability for fraud or for willful breach of this Agreement.


                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

      8.1 PAYMENT OF EXPENSES AND OTHER PAYMENTS. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CONFIDENTIALITY AGREEMENT. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

      8.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED, HOWEVER, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which (i) reduces or changes the consideration payable in the Merger, (ii) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger or (iii) alters or changes any of the terms or conditions of this Agreement if such change would adversely affect the Company's stockholders without the approval of such stockholders in accordance with Section 251 of the DGCL.

      8.4 WAIVER OF CONDITIONS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

      8.7 NOTICES. Any notice request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by overnight courier, registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

            (a)   If to the Company, to

                        Loislaw.com, Inc.
                        105 North 28th Street
                        Van Buren, AR  72956
                        (501) 471-5581 (telephone)
                        (501) 474-7322 (telecopier)
                        Attention:  Kyle D. Parker

                  with a copy to:

                        Novakov, Davis & Munck
                        900 Three Galleria Tower
                        13155 Noel Road
                        Dallas, TX  75240
                        (214) 922-9221 (telephone)
                        (214) 969-7557 (telecopier)
                        Attention: Kenn W. Webb, Esq.

                  and to:

                        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue
                        Suite 4100
                        Dallas, TX 75201-4675
                        (214) 969-2800 (telephone)
                        (214) 969-4343 (telecopier)
                        Attention: Michael E. Dillard, P.C.

             (b)  if to Parent or Purchaser, to

                        Bruce C. Lenz, Executive Vice President
                        Wolters Kluwer United States Inc.
                        161 North Clark Street
                        48th Floor
                        Chicago, Illinois  60601
                        (312) 425-7020 (telephone)
                        (312) 425-0233 (telecopier)

                  with a copy to:

                        Arnold J. Schaab, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                        410 Park Avenue
                        New York, New York  10022
                        (212) 326-0168 (telephone)
                        (212) 326-0806 (telecopier)

or to such other persons or addresses as may be designated in writing by like notice by the party to receive such notice.

      8.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

      8.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 5.7 shall inure to the benefit of the Company Indemnified Parties and the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation and shall be enforceable by the Company Indemnified Parties and the Indemnified Parties, as the case may be, after the Effective Time.

      8.10  CERTAIN DEFINITIONS.  As used herein:

            (a) "Alternative Proposal" shall mean any proposal or offer for a merger or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company other than the transactions contemplated by this Agreement.

            (b) "Company Material Adverse Effect" shall mean any adverse change in the assets, liabilities, financial condition, or results of operations of the Company which is material to the Company, other than any change or effect arising out of general economic conditions.

            (c) "Parent Material Adverse Effect" shall mean any material adverse change in the assets, liabilities, financial condition, or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries taken as a whole, other than any change or effect arising out of general economic conditions.

            (d) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

            (e) "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with the Company's financial advisor) to be more favorable to the Company and its stockholders than the Offer and the Merger.

      8.11 VALIDITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

      8.12 INTERPRETATION. The words "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include, "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      8.13 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      8.14 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

      8.15 SCHEDULES. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. No such disclosure shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

      8.16 OBLIGATION OF PARENT. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action and a guarantee of the performance thereof.

      8.17 JOINT AND SEVERAL LIABILITY. Parent and Purchaser hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                                    LOISLAW.COM, INC.


                                    By: /s/ Kyle D. Parker
                                       ---------------------------
                                       Name:  Kyle D. Parker
                                       Title: Chairman and C.E.O.


                                    WOLTERS KLUWER U.S. CORPORATION


                                    By: /s/ Bruce C. Lenz
                                       ----------------------------
                                       Name:  Bruce C. Lenz
                                       Title: Secretary


                                    LL ACQUISITION CORP.


                                    By: /s/ Bruce C. Lenz
                                       -----------------------------
                                       Name:  Bruce C. Lenz
                                       Title: Secretary

                                                                         ANNEX A


                             CONDITIONS TO THE OFFER

      The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

      Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act or the antitrust laws of applicable jurisdictions outside the United States has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied at the time of expiration of the Offer, or (iii) at any time on or after the date hereof, and before the expiration of the Offer any of the following conditions exist:

            (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations which (1) prohibits the consummation of the Offer or the Merger, (2) as a result of the Offer or the Merger, restrains or prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the businesses or assets of the Company, or of Parent and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Parent and its Subsidiaries, taken as a whole, or requires the Company, Parent or Purchaser to pay damages that are material in relation to the Company, (3) challenges, prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger,
(4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (5) requires divestiture by Parent or any of its Subsidiaries or affiliates of any Shares, PROVIDED that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

            (b) there shall be instituted or pending any action, suit, or proceeding by any governmental entity of competent jurisdiction in the United States, or any other country in which the Company directly or indirectly has material assets or operations, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; PROVIDED, that Parent shall have used all reasonable efforts to cause any such action, suit or proceeding to be withdrawn or dismissed;

            (c) there has been since the date hereof any event, occurrence or development or state of circumstances or facts which has had or would reasonably be expected to have a Company Material Adverse Effect;

            (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and accurate as of such date or with respect to such period, or (ii) where the failure of such representations and warranties to be true and accurate, or the breach, non-performance or non-compliance with such obligations, agreements or covenants, do not have, individually or in the aggregate, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

            (e) the Merger Agreement shall have been terminated in accordance with its terms;

            (f) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Alternative Proposal; or

            (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

      The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms of this Agreement, may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser.


                                      A-2